Exhibit 99.1

Bank of The James Reports Record Earnings in Third Quarter, Nine Months of 2013

Lynchburg, VA., October 23, 2013 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the Greater Lynchburg MSA, commonly known as “Region 2000” and other markets in Central Virginia, today announced unaudited results for the three months and nine months ended September 30, 2013.

Performance Highlights

•	Net income for the three months ended September 30, 2013 was $813,000 or $0.24 per diluted share, a quarterly earnings record and up 51% compared with $539,000 or $0.16 per diluted for the three months ended September 30, 2012.

•	Net income for the nine months ended September 30, 2013 was $2.40 million or $0.71 per diluted share, a 73% increase compared with $1.39 million or $0.41 per diluted share for the nine months ended September 30, 2012. This was the highest nine months’ earnings in the company’s 14-year history.

•	Net interest income after provision for loan losses was $3.97 million in third quarter 2013 compared with $3.43 million in third quarter 2012, while for the nine months of 2013, net interest income after loan loss provision was $11.56 million, up 16% compared with the nine months of 2012.

•	Ongoing interest expense management and noninterest-bearing deposit growth contributed to an 18% and 23% reduction in total interest expense in third quarter and nine months of 2013, respectively, compared with the same periods in 2012.

•	The ratio of nonperforming assets to total assets was 1.32% in third quarter 2013 compared with 1.95% at year-end 2012, while the dollar amount of total nonperforming assets declined 32% to $5.72 million at September 30, 2013 compared with $8.46 million at December 31, 2012. The bank’s allowance for loan losses to nonperforming loans continued to exceed 100% at September 30, 2013.

•	For the nine months of 2013, return on average assets (ROAA) and return on average equity (ROAE) increased year over year to 0.74% and 10.76%, respectively, reflecting both improved balance sheet quality and earnings growth.

•	Book value per share was $8.72 at September 30, 2013 compared with $8.68 per share at September 30, 2012.

Robert R. Chapman III, President and CEO, commented: “We are pleased to report continued quarterly earnings growth and record financial results for the third quarter and nine months of 2013. As an indication of how well the bank has performed in the past few quarters, net income in our first nine months this year alone exceeded last year’s total net income. Net loans are up $12 million from September 30, 2012, and the growth reflects our commitment to adding high quality commercial and residential loans that we hold. In our mortgage division, we have seen a decline in mortgage refinancing activity with growth in mortgages used to purchase homes, which now comprise more than 70% of the division’s total mortgage originations.

“We have managed interest expense carefully while replacing some higher-cost funding with lower-priced core deposits, including noninterest-bearing commercial deposits as part of an overall commercial banking relationship. We are enthusiastic about the traction our commercial lending and business banking team is getting, which is contributing significantly to a more diversified and profitable loan, deposit and revenue mix.

“We are leveraging the strength, reputation, capabilities and contacts we have developed in Region 2000 to judiciously expand beyond the Lynchburg MSA. In the near future, we hope to establish a full-service location in Appomattox, Virginia, and are well along the path of expanding our footprint by establishing a commercial loan production office in a market outside of Region 2000. We are experiencing very positive reception to our suite of commercial banking products and services, with new lending relationships also incorporating deposits and fee-based treasury management services.

“As in past quarters this year, improved asset quality is a major contributor to year-over-year earnings improvement. While we will continue working to reduce levels of OREO, trim nonperforming loans, and return non-accruing loans back to accruing status when possible, our asset quality ratios are close to or below our internal targets. We’re measuring our ongoing performance on growth, productivity, and carefully managing costs.”

Third Quarter and Nine Month Financial Overview

For the three months ended September 30, 2013, total interest income was $4.57 million compared with $4.76 million for the three months ended September 30, 2012, primarily reflecting stable income from loans and slightly lower income from investments. Net interest income after provision for loan losses was $3.97 million in third quarter 2013, compared with $3.43 million in third quarter 2012.

The company lowered interest expense by 18% to $606,000 in third quarter 2013 compared with $736,000 in third quarter 2012. Additionally, the company did not need to add to its loan loss reserve in third quarter 2013 compared with a provision of $601,000 in third quarter 2012. Despite continuing pressure on margins, the bank’s net interest margin was 4.06% in third quarter 2013 compared with 4.09% in third quarter 2012.

J. Todd Scruggs, CFO, commented: “We have been able to maintain margins by carefully controlling interest expense and finding strong lending opportunities. We have focused on borrowers who recognize the value of the relationship with us and are not shopping around based solely on pricing. As part of a broader relationship package, we’ve been able to offer efficient and cost-effective treasury management services that enhance value. Should rates increase, our adjustable rate loan portfolio should support margin expansion.”

Noninterest income in third quarter 2013 was $769,000 compared with $1.05 million in third quarter 2012, partially reflecting a decline in mortgage fee income as refinancing activity slowed. Gains on sale of securities decreased to $11,000 in the third quarter of 2013 as compared to $241,000 realized in the third quarter 2012 which also contributed to the decrease in noninterest income. Income generated from service charges, fee income from treasury management services and investment management services increased to $351,000 in third quarter 2013 compared with $317,000 in third quarter 2012.

Noninterest income for the nine months ended September 30, 2013 was $2.64 million compared with $2.57 for the nine months of 2012. Chapman noted that noninterest income growth in the nine months of 2013 included a tenfold increase in fees from commercial treasury management services, which are anticipated to grow in future periods. Noninterest expense was $10.77 million for the nine months ended September 30, 2013 compared with $10.63 million for the same nine months of 2012. This reflected modest increases in compensation expenses and lower other real estate owned (OREO) expenses as the company continued to reduce its portfolio of foreclosed and OREO properties.

For the nine months ended September 30, 2013, net interest income was $11.85 million compared with $11.73 million for the nine months ended September 30, 2012, with the increase primarily reflecting a 23% interest expense reduction, and higher levels of interest income from increased loan principal balances. The company’s net interest income after provision for loan losses increased to $11.56 million in the nine months of 2013 compared with $9.95 million in the nine months of 2012, reflecting an 84% lower loan loss provision in the 2013 period versus the 2012 period.

Balance Sheet Highlights and Outlook

Loans, net of allowance, were $330.47 million at September 30, 2013, up $10.55 million from $319.92 million at December 31, 2012. Total deposits at September 30, 2013 were $393.13 million, compared with $399.02 million at December 31, 2012. Year-end 2012 totals reflected a temporary increase to professional settlement accounts related to end-of-the-year real estate and business closings. On a consecutive quarter basis, deposits in third quarter 2013 were up from $388.79 million in second quarter 2013 and $385.19 million in first quarter 2013, partially reflecting growth in commercial banking-related deposits.

The bank’s balance sheet continued to demonstrate improved year-over-year strength. Total nonperforming loans declined 37% to $4.02 million compared with $6.35 million at December 31, 2012. This lowered the company’s ratio of nonperforming loans to total loans to 1.20% at September 30, 2013 compared with 1.95% at December 31, 2012.

With sufficient reserves for loan losses and a decline in problem credits, the company’s allowance for loan losses to nonperforming loans was 124% at September 30, 2013 compared with 87% at December 31, 2012. The bank’s “Texas Ratio” (Non Performing Assets + Troubled Debt Restructurings: Capital + Loan Loss Reserve), a measurement of asset quality, was 15.1% at September 30, 2013. Other real estate owned (OREO) declined to $1.70 million at September 30, 2013 compared with $2.11 million at December 31, 2012 and $2.27 million at September 30, 2012, reflecting steady disposition of owned properties and few assets being added to OREO.

Continued improvement in asset quality and overall bank performance contributed to a return on average assets of 0.74% in the nine months of 2013, up from 0.43% in the nine months of 2012, and a return on average equity of 10.76% in the nine months of 2013 compared with 6.78% in the nine months of 2012.

The bank remained “well capitalized” by accepted regulatory standards, with an approximate tier 1 to average total assets ratio of 9.01%, an approximate tier 1 risk-based capital ratio of 11.87% and an approximate total risk-based capital ratio of 13.12%.

Chapman concluded: “We are excited about our performance and optimistic as we continue our service to a strengthening Region 2000 economy and, when strategically appropriate, expand our presence to new markets. Continuing on the course we have established, we look to grow while maintaining the stringent controls we have in place for risk management and credit quality.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, which was ranked by Forbes magazine among the top 50 places in the United States for business and careers, and other markets in Central Virginia. The bank operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. The company is celebrating its 14th anniversary this year. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Sep 30, 2013	Three months ending Sep 30, 2012	Change	Year to date Sep 30, 2013	Year to date Sep 30, 2012	Change
Interest income	$4,573	$4,763	-3.99%	$13,677	$14,094	-2.96%
Interest expense	606	736	-17.66%	1,832	2,365	-22.54%
Net interest income	3,967	4,027	-1.49%	11,845	11,729	0.99%
Provision for loan losses	—	601	-100.00%	290	1,776	-83.67%
Noninterest income	769	1,052	-26.90%	2,638	2,566	2.81%
Noninterest expense	3,568	3,783	-5.68%	10,770	10,626	1.36%
Income taxes	355	156	127.56%	1,025	508	101.77%
Net income	813	539	50.83%	2,398	1,385	73.14%
Weighted average shares outstanding	3,352,725	3,342,418	0.31%	3,352,725	3,342,416	0.31%
Basic net income per share	$0.24	$0.16	$0.08	$0.72	$0.41	$0.31
Fully diluted net income per share	$0.24	$0.16	$0.08	$0.71	$0.41	$0.31

Balance Sheet at period end:	Sep 30, 2013	Dec 31, 2012	Change	Sep 30, 2012	Dec 31, 2011	Change
Loans, net	$330,472	$319,922	3.30%	$318,712	$318,754	-0.01%
Loans held for sale	799	904	-11.62%	4,163	434	859.22%
Total securities	50,354	53,369	-5.65%	55,341	56,471	-2.00%
Total deposits	393,128	399,015	-1.48%	384,349	374,234	2.70%
Stockholders’ equity	29,238	29,613	-1.27%	29,009	26,805	8.22%
Total assets	435,372	441,381	-1.36%	426,077	427,436	-0.32%
Shares outstanding	3,352,725	3,352,725	—	3,342,418	3,342,415	3
Book value per share	$8.72	$8.83	(0.11)	$8.68	$8.02	$0.66

Daily averages:	Three months ending Sep 30, 2013	Three months ending Sep 30, 2012	Change	Year to date Sep 30, 2013	Year to date Sep 30, 2012	Change
Loans, net	$328,947	$318,105	3.41%	$325,710	$316,355	2.96%
Loans held for sale	891	1,663	-46.42%	921	1,109	-16.95%
Total securities	50,404	57,489	-12.32%	50,601	59,409	-14.83%
Total deposits	391,664	388,535	0.81%	388,827	382,942	1.54%
Stockholders’ equity	30,570	27,656	10.54%	29,794	27,223	9.44%
Interest earning assets	397,140	393,735	0.86%	392,787	393,529	-0.19%
Interest bearing liabilities	337,397	342,887	-1.60%	334,526	343,807	-2.70%
Total assets	434,676	432,332	0.54%	431,073	429,656	0.33%

F-1

Financial Ratios:	Three months ending Sep 30, 2013	Three months ending Sep 30, 2012	Change	Year to date Sep 30, 2013	Year to date Sep 30, 2012	Change
Return on average assets	0.74%	0.49%	0.25	0.74%	0.43%	0.31
Return on average equity	10.55%	7.73%	2.82	10.76%	6.78%	3.98
Net interest margin	4.06%	4.09%	(0.03)	4.06%	4.01%	0.05
Efficiency ratio	75.34%	74.48%	0.86	74.36%	74.33%	0.03
Average equity to	7.03%	6.40%	0.63	6.91%	6.34%	0.58

Allowance for loan losses:	Three months ending Sep 30, 2013	Three months ending Sep 30, 2012	Change	Year to date Sep 30, 2013	Year to date Sep 30, 2012	Change
Beginning balance	$5,475	$5,693	-3.83%	$5,535	$5,612	-1.37%
Provision for losses	—	601	-100.00%	290	1,776	-83.67%
Charge-offs	(513)	(619)	-17.12%	(970)	(1,850)	-47.57%
Recoveries	21	18	16.67%	128	155	-17.42%
Ending balance	4,983	5,693	-12.47%	4,983	5,693	-12.47%

Nonperforming assets:	Sep 30, 2013	Dec 31, 2012	Change	Sep 30, 2012	Dec 31, 2011	Change
Total nonperforming loans	$4,022	$6,346	-36.62%	$5,752	$10,376	-44.56%
Other real estate owned	1,701	2,112	-19.46%	2,267	3,253	-30.31%
Total nonperforming assets	5,723	8,458	-32.34%	8,020	13,629	-41.15%
Troubled debt restructurings - (performing portion)	567	572	-0.87%	187	783	-76.12%

Asset quality ratios:	Sep 30, 2013	Dec 31, 2012	Change	Sep 30, 2012	Dec 31, 2011	Change
Nonperforming loans to total loans	1.20%	1.95%	(0.75)	1.77%	3.20%	(1.43)
Allowance for loan losses to total loans	1.49%	1.70%	(0.22)	1.75%	1.73%	0.02
Allowance for loan losses to nonperforming loans	123.89%	87.22%	36.67	98.97%	54.09%	44.89

F-2